IN THE CIRCUIT COURT FOR THE COUNTY OF FAIRFAX

COMDIAL CORPORATION                                  )
and                                                  )
Array Telecom Corporation                            )
                                                     )
           Petitioners                               )
                                                     )
     v.                                              )At Law No. 207308
                                                     )
ePhone Telecom, Inc.,                                )American Arbitration
                                                     )Association
                                                     )Case No. 16 Y 181 00542 01
                  Respondent.                        )


                              SETTLEMENT AGREEMENT

         This Settlement Agreement is made and entered into as of the 13th day of November, 2002, by and between COMDIAL CORPORATION and ARRAY TELECOM CORPORATION on the one hand (collectively "Comdial") and EPHONE TELECOM, INC. ("ePhone") for the purpose of settling and resolving the dispute resulting in the Award by the American Arbitration Association in the matter of Comdial Corporation and Array Telecom Corporation v. ePhone Telecom, Inc., Case No. 16 Y 181 00542 01, which award has been confirmed by order of the Circuit Court of Fairfax in the matter of Comdial Corporation and Array Telecom Corporation v. ePhone Telecom, Inc., At Law No. 207308 (November 1, 2002).

         In consideration of the prompt and timely payment of the sum of $1,600,000.00 to be paid by ePhone to Comdial in two installments, the first of $1,000,000.00 to be paid on or before November 13, 2002, and $600,000 to be paid on or before November 20, 2002, Comdial agrees to accept the forgoing payment totaling $1,600,000.00 in full and complete satisfaction of the Award and Final Decree entered in the above styled Arbitration and action to confirm the arbitration award. Upon ePhone's receipt of this document executed by Comdial, ePhone shall arrange to wire $1 million to Comdial's bank account.

         Time is of the essence to this agreement by Comdial, and failure of ePhone to make prompt and timely payment of the sums called for by this agreement will render Comdial's agreement, and the release executed by Comdial herewith, null and void. In the event ePhone fails to make timely payment of the amounts called for in this agreement, Comdial shall be entitled to proceed to collect from ePhone the full amount due pursuant to the Arbitration Award and Final Decree, including all costs and reasonable attorneys fees as provided in the Arbitration Agreement, less any amounts that ePhone has paid pursuant to this agreement.

         Comdial shall execute a Satisfaction and Release of Award in favor of ePhone in the form attached hereto as Exhibit A, which release shall be delivered to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, to be held in escrow pending the full and timely payment of all amounts by ePhone contemplated by this agreement.

         As a further inducement to Comdial to enter into this agreement, ePhone shall execute and deliver to Comdial, a Satisfaction and Release of Award in favor of Comdial in the form attached hereto as Exhibit B.

         This Settlement Agreement may be executed by counterparts and by signatures transmitted by telecopier. The facsimile signatures shall be of the same effect as the originals.

         Each individual executing this Agreement represents and warrants that he has the authority to execute this Agreement for the entity for which he purports to sign and that this Agreement is binding upon that party.

         This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed, under seal, by a duly authorized representative thereof as of the day and year set forth above.



                                            EPHONE TELECOM, INC (SEAL)
                                            By:  /s/ Carmine Taglialatela, Jr.
                                                 -----------------------------
                                            Carmine Taglialatela, Jr.
Date:  November 13, 2002                    Title:  President & CEO


                                            COMDIAL CORPORATION (SEAL)
                                            By: /s/ Nick Branica
                                            --------------------
                                            Nick Branica
Date:  November 13, 2002                    Title:  President & CEO


                                            ARRAY TELECOM CORPORATION (SEAL)
                                            By: /s/ Nick Branica
                                            -------------------------
                                            Nick Branica
Date:  November 13, 2002                    Title:  President & CEO